Exhibit No. (21)

Halyard Health, Inc.

Subsidiaries

Company	Jurisdiction of Incorporation or Organization

Arabian Medical Products Manufacturing Company	Saudi Arabia

Avent Honduras, S.A. de C.V.	Honduras

Avent Holdings, LLC	Delaware

Avent, Inc.	Delaware

Avent S. de. R.L. de C.V.	Mexico

Halyard Australia Pty Limited	Australia

Halyard Belgium BVBA	Belgium

Halyard Brasilia, LLC	Delaware

Halyard China Co., Ltd.	China

Halyard Deutschland GmbH	Germany

Halyard France SAS	France

Halyard Health Canada Inc.	Canada

Halyard Health India Private Limited	India

Halyard Health South Africa (Pty) Ltd.	South Africa

Halyard Health UK Limited	United Kingdom

Halyard Healthcare, Inc.	Delaware

Halyard International, Inc.	Delaware

Halyard Nederland B.V.	Netherlands

Halyard North Carolina, Inc.	North Carolina

Halyard Sales, LLC	North Carolina

Halyard Sao Paulo, LLC	Delaware

Halyard Singapore Pte. Ltd.	Singapore

Halyard South Africa (Pty) Ltd.	South Africa

I-Flow Holdings, LLC	Delaware

La Ada de Acuna, S. de R.L. de C.V.	Mexico

microcuff GmbH	Germany

Safeskin (B.V.I.) Limited	British Virgin Islands

Safeskin Corporation (Thailand) Ltd.	Thailand

Safeskin Medical & Scientific (Thailand) Ltd.	Thailand